SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                            ALEX. BROWN INCORPORATED
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                            ALEX. BROWN INCORPORATED
                           135 East Baltimore Street
                           Baltimore, Maryland 21202
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
     The Annual Meeting of Stockholders of Alex. Brown Incorporated will be held on Tuesday, April 23, 1996, at 4:30 p.m. at the Company's offices on the 15th floor at 120 East Baltimore Street, Baltimore, Maryland, for the following purposes:
     (a) Election of directors to hold office until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified; and
     (b) Consideration of such other business as may properly come before the meeting.
     Holders of the Company's Common Stock as of the close of business on March 8, 1996 are entitled to notice of and to vote at the meeting. For your convenience, a form of proxy is enclosed. You are urged to complete and return the proxy.
                                    By Order of the Board of Directors

                                    Robert F. Price
                                    Secretary
March 21, 1996

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                            ALEX. BROWN INCORPORATED
                           135 East Baltimore Street
                           Baltimore, Maryland 21202
                                PROXY STATEMENT
                (First Mailed to Stockholders on March 21, 1996)
     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Alex. Brown Incorporated (the "Company") to be voted at the Annual Meeting of Stockholders (the "Meeting") scheduled to be held on Tuesday, April 23, 1996 at the Company's offices on the 15th floor at 120 East Baltimore Street, Baltimore, Maryland and at any adjournment or adjournments thereof. The solicitation of proxies generally will be by mail and by directors and officers of the Company. In some instances, solicitations may be made by telephone, telegraph or other means.
     All costs incurred in connection with the solicitation of proxies will be borne by the Company. No compensation will be paid by the Company in connection with the solicitation of proxies, but custodians, nominees and fiduciaries will be requested to send proxies and proxy material to their principals, and the Company will reimburse those custodians, nominees and fiduciaries for reasonable out-of-pocket and clerical expenses.
     Any stockholder giving a proxy pursuant to this solicitation may revoke it at any time prior to exercise of the proxy by giving written notice of such revocation to the Secretary of the Company at 135 East Baltimore Street, Baltimore, Maryland 21202, or by attending the Meeting and voting in person.
     The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Meeting will constitute a quorum for the Meeting. Abstentions and withhold-authority votes will count for the purpose of determining a quorum. On March 8, 1996 the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, the Company had outstanding and entitled to vote 16,018,818 shares of common stock, par value $.10 per share (the "Common Stock"). The Common Stock has no cumulative voting rights, and each issued and outstanding share of Common Stock is entitled to one vote at the Meeting or any adjournment or adjournments thereof.
     Each properly executed proxy will be voted in accordance with the instructions marked on it. With regard to the election of directors, votes may be cast "FOR" or "WITHHELD."
     In the absence of specific instructions, a proxy will be voted FOR the election, as directors of the Company, of the nominees identified in this Proxy Statement and in the sole discretion of the proxy holders as to any other matters. The affirmative vote of a plurality of all votes cast at the Meeting is required for the election of directors. All other matters require the affirmative vote of a majority of all votes cast. Shares voted include votes FOR or AGAINST a proposal but do not include broker non-votes, abstentions or withhold-authority votes.
                                       1

                   ELECTION OF DIRECTORS AND RELATED MATTERS
     It is proposed that nine directors, constituting the entire Board of Directors (the "Board") of the Company, be elected at the Meeting, each to serve until the next annual meeting of stockholders or until his successor is duly elected and qualified. THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.
     Each of the nominees has agreed to serve, if elected. If one or more of the nominees is unable to serve for any reason, the holders of proxies solicited hereby reserve the right to nominate and vote for any other person or persons of their choice. There is no family relationship between any of the director-nominees or between any of such nominees and any executive officer of the Company. Certain other pertinent information regarding each of the nominees follows:
LEE A. AULT III
     Mr. Ault, who is 59 years of age, has been a private investor since 1992. Previously, Mr. Ault was Chairman and Chief Executive Officer of Telecredit, Inc., a supplier of payment services. Mr. Ault has been a member of the Company's Board since 1992, and he currently serves on its Audit Committee and its Compensation Committee, of which he is Chairman. Mr. Ault is also a director of Equifax Inc., Sunrise Medical Inc. and Viking Office Products, Inc.
NEIL R. AUSTRIAN
     Mr. Austrian, who is 55 years of age, has been President of The National Football League since 1991. He was previously a Managing Director of Dillon, Read & Co., Inc., an investment banking firm. Mr. Austrian has been a member of the Company's Board since 1995 and he currently serves on its Organization Committee. Mr. Austrian is also a director of Viking Office Products, Inc. and REFAC Technology Development Corp.
THOMAS C. BARRY
     Since December, 1993, Mr. Barry, who is 52 years of age, has been President and Chief Executive Officer of Zephyr Management, Inc. a financial consulting and investment management firm. Previously, Mr. Barry was President and Chief Executive Officer of Rockefeller & Co., Inc., a registered investment advisor. Mr. Barry has been a member of the Company's Board since 1987, and he currently serves on its Organization Committee. Mr. Barry is also a director of The France Growth Fund, Inc. and Pacific Basin Bulk Shipping, Ltd.
BENJAMIN H. GRISWOLD IV
     Mr. Griswold, who is 55 years of age, is a Managing Director of Alex. Brown & Sons Incorporated ("Alex. Brown"), the Company's principal subsidiary, and Chairman Emeritus of the Board. Mr. Griswold has been a member of the Board since 1986, and he currently serves on its Organization Committee. Mr. Griswold is also a director of The Baltimore Life Insurance Company and Life of Maryland, Inc.
A. B. KRONGARD
     Mr. Krongard, who is 59 years of age, has been Chairman of the Board of the Company since April, 1994, and Chief Executive Officer of the Company since July, 1991. From May, 1989 to July, 1991, Mr. Krongard was the Company's Chief Operating Officer. Mr. Krongard has been a member of the Company's Board since 1989.
STEVEN MULLER, PH.D.
     Dr. Muller, who is 68 years of age, is President Emeritus of The Johns Hopkins University. Since 1990, Dr. Muller has been Chairman of the 21st Century Foundation, an educational initiative to provide unity among democratic nations. Dr. Muller is also Co-Chairman of the American Institute for Contemporary German Studies.
                                       2

Dr. Muller has been a member of the Company's Board since 1987, and he currently serves on its Audit Committee and its Compensation Committee. Dr. Muller is also a director of Beneficial Corporation, Millipore Corporation, Van Kampen American Capital Closed End and Common Sense Funds and The Law Companies Group, Inc. FRANK E. RICHARDSON
     Mr. Richardson, who is 56 years of age, is President of Wesray Capital Corporation, a merchant banking firm and since April, 1995 he has been the Chairman of F. E. Richardson & Co., Inc., a private investment firm. Mr. Richardson has been a member of the Company's Board since 1991, and he currently serves on its Organization Committee, of which he is Chairman. Mr. Richardson is also a director of Outlet Communications, Inc., Sonic Corp. and Dyersburg Fabrics Inc.
MAYO A. SHATTUCK III
     Mr. Shattuck, who is 41 years of age, has been President and Chief Operating Officer of the Company since July, 1991. Previously, Mr. Shattuck was a Managing Director of Alex. Brown. Mr. Shattuck has been a member of the Company's Board since 1991.
JOHN J. F. SHERRERD
     Mr. Sherrerd, who is 66 years of age, is retired. Prior to his retirement in December, 1995, Mr. Sherrerd was a limited partner and consultant to Miller Anderson & Sherrerd, an institutional investment management company, which was co-founded by Mr. Sherrerd in 1969, and of which he was a general partner until December, 1994. Mr. Sherrerd is being nominated to the Board for the first time. OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS
     Donald B. Hebb, Jr., who resigned from the Board in December, 1995, and David M. Norman, are not candidates for reelection to the Board.
BOARD COMMITTEES
     During 1995, the Board had three standing committees -- the Audit Committee, the Compensation Committee and the Organization Committee.
     The Audit Committee oversees the financial reporting and the related financial and accounting control systems of the Company and its subsidiaries. The Audit Committee also recommends to the Board the appointment of the Company's independent auditors.
     The Compensation Committee reviews and approves cash compensation and grants under the Company's equity incentive plans and supervises the administration of the Company's other compensation plans. The Compensation Committee Report on Executive Compensation is included beginning on page 12 of this Proxy Statement.
     The Organization Committee provides guidance and assistance to the Board in discharging its organizational overview and corporate governance responsibilities and serves as the nominating committee for the Board. ATTENDANCE AT MEETINGS
     During the year ended December 31, 1995, the Board held nine meetings, the Audit Committee held four meetings, the Compensation Committee held five meetings, and the Organization Committee held two meetings.
                                       3

All of the Company's directors attended 75% or more of the aggregate of all Board meetings and all meetings of committees of which they were members. DIRECTORS' FEES
     Directors who are employed by the Company receive no additional compensation for serving on the Board. Each director who is not an employee of the Company (a "Non-Employee Director") receives an annual retainer equal to $20,000 plus $1,000 per Board meeting or committee meeting attended and reasonable travel expenses incurred in connection with attendance at such meetings. In addition, chairmen of committees of the Board are paid an annual stipend of $2,500 for each committee which they chair. A portion of the annual retainer (currently a minimum of 50%) is paid in Common Stock pursuant to the 1991 Non-Employee Director Equity Plan (the "Director Plan") described below. 1991 NON-EMPLOYEE DIRECTOR EQUITY PLAN
     The Director Plan, which was approved by the Company's stockholders in May, 1991, is intended to provide Non-Employee Directors with incentives to improve the Company's performance by increasing their level of stock ownership, and to provide an additional means of attracting and retaining Non-Employee Directors through the issuance of the Common Stock and the granting of Stock Options. Participation in the Director Plan by Non-Employee Directors is mandatory.
     The Director Plan provides that, immediately following the date of the annual meeting of stockholders, each Non-Employee Director will receive a portion of his or her annual retainer in Common Stock and will also receive a stock option to purchase 1,500 shares of Common Stock. The number of shares of Common Stock to be issued to each Non-Employee Director is determined by dividing 90% of the average of the daily closing prices for the ten consecutive business days preceding the date of the annual meeting of stockholders of the Company (the "Market Price") into the annual retainer payable to each participant, and multiplying that number by a designated percentage determined by the Board. The minimum designated percentage is currently 50%, but each Non-Employee Director may designate a higher percentage. The purchase price for the Common Stock subject to the stock option is the Market Price. The maximum aggregate number of shares of Common Stock that may be issued under the Director Plan is 300,000, which may be appropriately adjusted in the event of any extraordinary dividend, recapitalization, reorganization, merger, spin-off, or similar change affecting the Common Stock.
     In 1995, pursuant to the Director Plan, the Company issued a total of 2,595 shares of Common Stock and options to purchase 9,000 shares of Common Stock to the Non-Employee Directors. The Director Plan will terminate on May 15, 2001. 1995 NON-EMPLOYEE DIRECTOR STOCK PURCHASE PLAN
     The 1995 Non-Employee Director Stock Purchase Plan (the "1995 Plan"), which was approved by the Company's stockholders in April, 1995, is intended to encourage Non-Employee Directors to increase the level of their ownership in the Common Stock, to reinforce participating directors' roles in enhancing stockholder value and to provide an additional means of attracting and retaining Non-Employee Directors. The maximum aggregate number of shares of Common Stock that may be issued under the 1995 Plan is 150,000 shares, which may be appropriately adjusted in the event of a subdivision or combination of the Common Stock, or of a stock dividend, or similar change affecting the Common Stock.
     Pursuant to the 1995 Plan, Non-Employee Directors have the option to purchase up to $100,000 of the Common Stock at a 15% discount in any calendar year in which the 1995 Plan is in effect. The 1995 Plan also
                                       4
imposes various restrictions on the sale or assignment of Common Stock purchased pursuant to the 1995 Plan. Participation in the 1995 Plan is voluntary.
     In 1995, 2,173 shares of Common Stock were purchased pursuant to the 1995 Plan.
DIRECTORS' CHARITABLE AWARD PROGRAM
     As part of its overall program to promote charitable giving, the Company has established a Directors' Charitable Award Program which is funded by life insurance policies on directors. The Company will donate a total of $1 million on behalf of each director to one or more qualifying charitable organizations recommended by the director. The Company will be reimbursed for that amount by life insurance proceeds. Individual directors derive no financial benefit from this program since all charitable deductions accrue solely to the Company. The program results in only nominal cost to the Company over time.
SPLIT DOLLAR LIFE INSURANCE
     The directors participate in split dollar life insurance arrangements with the Company which provide the directors with death benefit protection and the opportunity to receive tax-favored benefits through the increase in insurance policy value. The program results in only nominal cost to the Company over time.
                                       5

                      BENEFICIAL OWNERSHIP OF COMMON STOCK
     The following table sets forth certain information, as of March 8, 1996 with respect to the beneficial ownership of the Common Stock by each person who is known by the Company, based on a review of filings made with the Securities and Exchange Commission, to own more than 5% of the outstanding shares of Common Stock, by each director and nominee for election as a director of the Company, by the Company's Chief Executive Officer, by the other four most highly compensated executive officers in 1995, and by all directors and executive officers as a group:

NAME OF                                                 AMOUNT AND NATURE OF       PERCENT
BENEFICIAL OWNER                                        BENEFICIAL OWNERSHIP       OF CLASS
Peter R. Kellogg.....................................        1,594,900(1)            10.0%
  120 Broadway
  New York, New York 10271
FMR Corp. ...........................................        1,098,800(2)             6.9%
  82 Devonshire Street
  Boston, Massachusetts 02109
Benjamin H. Griswold IV..............................          437,275(3)(4)(5)       2.7%
A. B. Krongard.......................................          329,822(3)(5)          2.1%
Mayo A. Shattuck III.................................          124,011(3)(5)            *
Bruce H. Brandaleone.................................          113,472(3)(5)            *
W. Gar Richlin.......................................           56,572(3)(5)            *
Denis J. Callaghan...................................           51,461(3)(5)            *
Frank E. Richardson..................................           33,525(5)               *
Lee A. Ault III......................................           21,367(5)               *
Thomas C. Barry......................................           15,352(5)               *
David M. Norman......................................            9,544(5)               *
Steven Muller........................................            8,563(5)               *
Neil R. Austrian.....................................            2,077(5)               *
John J. F. Sherrerd..................................                0                  *
All directors and executive..........................        1,891,730(3)(5)         11.8%
officers as a group (21 persons)

*Indicates less than 1% beneficial ownership.
(1) All information pertaining to Peter R. Kellogg and the number of shares owned by Mr. Kellogg is based upon a Form 3 dated April 5, 1994. According to that Form 3, Mr. Kellogg owns 754,900 shares directly and 700,000 shares indirectly through a corporation which he owns. In addition, members of his immediate family own 140,000 shares.
(2) All information pertaining to FMR Corp. and the number of shares owned by it is based upon Amendment No. 1 to Schedule 13G which reported information as of February 14, 1996.
(3) Managing Directors and Principals of Alex. Brown and certain other persons are parties to the Company's First Amended and Restated Stockholders' Agreement (the "Stockholders' Agreement") and as of the record date hold in the aggregate approximately 3,867,586 shares of the Common Stock under the Stockholders' Agreement. The parties to the Stockholders' Agreement are required to vote their shares of the Common Stock in accordance with the vote of the holders of the majority of the shares subject to the Stockholders' Agreement. Subject to certain limitations, parties to the Stockholders' Agreement retain dispositive control of stock held subject to the terms of the Stockholders' Agreement. The share number listed in the table excludes shares (other than those of the designated individual or of those individuals included under "All directors and executive officers as a group") subject to the Stockholders' Agreement.
                                       6

(4) Included is an aggregate of 60,392 shares held in six trusts of which Mr. Griswold is a trustee for the benefit of certain family members. Mr. Griswold disclaims beneficial ownership of such shares.
(5) Beneficial ownership shown for the following individuals and group includes the number of indicated shares of Common Stock that may be purchased within the next sixty days upon the exercise of Stock Options as well as shares of Common Stock which may be received upon conversion of debentures within the next sixty days: Mr. Griswold -- debentures convertible into 16,448 shares of Common Stock; Mr. Krongard -- Options for 10,000 shares of Common Stock and debentures convertible into 45,433 shares of Common Stock; Mr.
    Shattuck -- Options for 10,000 shares of Common Stock and debentures convertible into 35,072 shares of Common Stock; Mr. Brandaleone -- Options for 10,500 shares of Common Stock and debentures convertible into 12,312 shares of Common Stock; Mr. Richlin -- Options for 7,750 shares of Common Stock and debentures convertible into 12,530 shares of Common Stock; Mr. Callaghan -- Options for 5,200 shares of Common Stock and debentures convertible into 2,650 shares of Common Stock; Mr. Richardson -- Options for 6,000 shares of Common Stock; Mr. Ault -- Options for 6,000 shares of Common Stock; Mr. Barry -- Options for 7,500 shares of Common Stock; Mr.
    Norman -- Options for 6,000 shares of Common Stock; Mr. Muller -- Options for 6,000 shares of Common Stock; Mr. Austrian -- Options for 1,500 shares of Common Stock; and all directors and executive officers as a group -- Options for 112,970 shares of Common Stock and debentures convertible into 168,849 shares of Common Stock.
                                       7

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION
SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION
     The following table shows, for the prior three fiscal years, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for 1995 in all capacities in which they served:
                         SUMMARY COMPENSATION TABLE (1)

                         ANNUAL COMPENSATION                                 LONG-TERM COMPENSATION
                                                                                AWARDS            PAYOUTS
              (A)                (B)      (C)        (D)        (E)        (F)          (G)         (H)         (I)
                                                               OTHER
                                                              ANNUAL    RESTRICTED   SECURITIES
                                                              COMPEN-     STOCK      UNDERLYING    LTIP      ALL OTHER
                                         SALARY     BONUS     SATION     AWARD(S)     OPTIONS     PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION      YEAR     ($)        ($)        ($)        ($)          (#)       ($)(2)       ($)(3)
A. B. Krongard                   1995    200,000   2,824,264     0           0              0     410,351     4,273,201
CHAIRMAN                         1994    200,000   2,113,043     0           0              0     256,862        86,409
& CHIEF EXECUTIVE OFFICER        1993    200,000   2,723,354     0           0              0     114,685       208,687
Mayo A. Shattuck III             1995    200,000   2,572,056     0           0              0     310,320     3,220,501
PRESIDENT                        1994    200,000   1,865,878     0           0              0     204,962        66,381
& CHIEF OPERATING OFFICER        1993    200,000   2,329,826     0           0              0      32,902       158,648
W. Gar Richlin                   1995    200,000   1,512,792     0           0              0     103,471       138,806
MANAGING DIRECTOR,               1994    200,000   1,109,264     0           0              0      88,379        42,495
ALEX. BROWN & SONS INCORPORATED  1993    200,000   1,220,132     0           0              0      44,290        96,459
Bruce H. Brandaleone             1995    200,000   1,411,910     0           0              0      97,564        80,231
MANAGING DIRECTOR,               1994    200,000     932,718     0           0              0      95,768         6,614
ALEX. BROWN & SONS INCORPORATED  1993    200,000   1,169,691     0           0              0      68,259         8,755
Denis J. Callaghan               1995    200,000   1,058,820     0           0              0      30,651        67,789
MANAGING DIRECTOR,               1994    200,000     655,290     0           0              0       4,057        26,532
ALEX. BROWN & SONS INCORPORATED  1993    200,000     827,443     0           0              0      13,161        58,720

NOTES:
(1) Cash compensation and equity awards are reported for the year in which earned, regardless of when paid or granted.
(2) 1995 amounts consist of loan forgiveness (and related interest forgiven) on one-sixth of loans to purchase 1990 and 1991 debenture and one-half of loans to purchase 1992 debentures based upon achievement of ROE objectives.
(3) 1995 amounts consist of matching and profit sharing contributions to the Company's Retirement Plan (Messrs. Krongard, Shattuck, Richlin, Brandaleone and Callaghan -- $9,620); forgiveness of a portion of loans made pursuant to the purchase of securities pursuant to the Equity Partnership Plan (Mr. Richlin -- $41,007 and Mr. Callaghan -- $22,782); the "current dollar value" of the benefit from split dollar life insurance premiums paid by the Company (Mr. Krongard -- $122; Mr. Shattuck -- $84; Mr. Richlin -- $142; Mr. Brandaleone -- $184; and Mr. Callaghan -- $182); special awards relating to payments equal to outstanding loans pursuant to Equity Partnership Plan and associated tax payments (Mr. Krongard -- $3,858,429 and Mr.
    Shattuck -- $2,893,821); and payments to offset taxes resulting from taxable income generated by the vesting of conversion rights of the Company's 1992 convertible debentures (Mr. Krongard -- $405,030; Mr. Shattuck -- $316,976; Mr. Richlin -- $88,037; Mr. Brandaleone -- $70,427; and Mr.
    Callaghan -- $35,205.)
                                       8

OPTION EXERCISES
     The following table sets forth information with respect to the exercise of options during the last fiscal year by the Chief Executive Officer and the other four most highly compensated executive officers of the Company, as well as information concerning unexercised options held by those individuals at the end of 1995:
                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUE

             (A)                      (B)           (C)                     (D)                               (E)
                                                                   NUMBER OF SECURITIES
                                    SHARES                        UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                  ACQUIRED ON      VALUE             OPTIONS AT FY-END               IN-THE-MONEY OPTIONS
                                   EXERCISE       REALIZED                  (#)                          AT FY-END ($)
             NAME                     (#)           ($)        EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
A. B. Krongard                       12,861       234,386         12,861           10,000          334,059          237,500
Mayo A. Shattuck III                 34,480       674,680         12,480           10,000          321,200          237,500
W. Gar Richlin                        2,000        49,000         12,108            4,750          271,739           74,406
Bruce H. Brandaleone                  3,000        59,250         26,506            4,500          712,640           71,938
Denis J. Callaghan                    3,000        77,625          5,200            2,800           84,350           44,150

                                       9

LONG-TERM INCENTIVE PLANS
     The following table provides information concerning awards made to the Chief Executive Officer and the other four most highly compensated executive officers of the Company for 1995 under the Company's Long-Term Incentive Plan:
            LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR (1)

             (A)                       (B)               (C)               (D)             (E)             (F)
                                    NUMBER OF       PERFORMANCE OR
                                  SHARES, UNIT       OTHER PERIOD            ESTIMATED FUTURE PAYOUTS UNDER
                                    OR OTHER            UNTIL                  NON-STOCK PRICE BASED PLANS
                                     RIGHTS           MATURATION        THRESHOLD        TARGET          MAXIMUM
             NAME                      (#)            OR PAYOUT        ($ OR #)(2)     ($ OR #)(2)     ($ OR #)(3)
A. B. Krongard                            NA            6 years               NA       $ 2,024,000          NA
Mayo A. Shattuck III                      NA            6 years               NA       $ 1,656,000          NA
W. Gar Richlin                            NA            6 years               NA       $   690,000          NA
Bruce H. Brandaleone                      NA            6 years               NA       $   414,000          NA
Denis J. Callaghan                        NA            6 years               NA       $   414,000          NA

NOTES:
(1) Awards relate to the year in which earned, regardless of when granted.
(2) The Company has agreed to forgive one-sixth of the loan at the end of each of the three years from 1996 through 1998 if the Company's ROE exceeds an annual target of 15% which has been set by the Compensation Committee for each of the years in the three-year period ending December 31, 1998 or one-half of the loan if the Company's ROE exceeds a cumulative target of 15% for that three-year period. Annual and cumulative loan forgiveness targets for 1999-2001 for the remaining one-half of the original loan balance will be set by the Compensation Committee in late 1998 or early 1999.
(3) 1995 debentures were purchased by executives in January 1996. The debentures bear interest at 5.75% per year and mature in June, 2002. The debentures are convertible into the Common Stock at a price of $46.00 per share beginning in January, 1999; this conversion feature will vest to the employee if he is employed by the Company in January, 1999. To finance such purchases, the Company loaned executives an amount equal to the debentures' purchase price which amount is set forth in column (e) above. The interest charged on the loan is 5.75% per year.
                                       10

STOCK PERFORMANCE CHART
     The following chart and table compare the five-year cumulative total return on shares of the Common Stock against the cumulative total return of the S&P 500 Stock Index and the cumulative total return of certain comparable publicly traded investment banking and brokerage companies. The companies used for comparison purposes below include publicly traded companies which have market capitalization generally in excess of $100 million and which operate in areas of the securities industry similar to those of the Company. The chart and table assume that $100 was invested on December 31, 1990 in the Common Stock, the comparable publicly traded investment banking and brokerage companies and the S&P 500, and that all dividends were reinvested over the 5 year period.

               Comparison of Five-Year Cumulative Total Return of
               Alex. Brown vs. Comparable Investment Banking and
                        Brokerage Companies and S&P 500



                                  [Graph here]



                                  Years Ended

        Alex.             Comparable Investment Banking
        Brown              and Brokerage Companies(1)            S&P 500
[rule through diamond]        [rule through circle]       [rule through star]

(1) Comparable Investment Banking and Brokerage Companies consist of:

       The Advest Group, Inc.              Morgan Stanley Group Inc.
       Bear Stearns Companies Inc.         PaineWebber Group
       A. G. Edwards Inc.                  Piper Jaffray Companies
       Inter-Regional Financial Group      Raymond James Financial, Inc.
       Legg Mason, Inc.                    Salomon Inc.
       Merrill Lynch & Co., Inc.


         Alex.          Comparable Investment Banking       S&P 500
         Brown            and Brokerage Companies(1)

1990     100.00                    100.00                    100.00
1991     273.73                    216.67                    130.47
1992     249.16                    225.11                    140.41
1993     316.85                    298.51                    154.56
1994     396.24                    248.55                    156.60
1995     560.43                    329.82                    215.45

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION
     The following report is submitted by the Compensation Committee of the Board (the "Committee"), of which all members are Non-Employee Directors. This report addresses the Company's 1995 compensation policies applicable to executive officers, including the Company's five most highly paid executives in 1995 (collectively, the "Senior Executives"). The report also specifically reviews the basis for the compensation of the Chief Executive Officer ("CEO"). GENERAL
     The Company's compensation plans are intended to reward the accomplishment of specific objectives that have been designed to result in the enhancement of stockholder value. Incentive plans provide the opportunity for employees to earn competitive rates of total compensation by reaching goals expressed in financial and strategic terms.
     As a general matter, base salaries for Managing Directors of Alex. Brown are $200,000 per annum, and total cash compensation is heavily based on performance. As Managing Directors of Alex. Brown, each of the Company's Senior Executives received a base salary of $200,000 in 1995. Base salaries for executive officers are set at a level such that a substantial portion of anticipated aggregate cash compensation is at risk. Aggregate cash compensation of executive officers is materially linked to operating performance as measured by such factors as return on stockholders' equity, operating income and other financial and operating results measured against predetermined objectives. Historically, in years in which the Company's performance has been favorable, as measured by these factors, cash compensation has increased and, in less favorable years, cash compensation has been reduced. A subjective evaluation of individual contribution to over-all results is also an important factor in determining cash compensation.
     Since the Committee believes that compensation for executive officers should be closely aligned to stockholder interests, the Company has adopted several forms of incentive compensation based on stock ownership and appreciation.
INCENTIVE BONUSES
     The Company's annual incentive bonuses for its executive officers, including bonuses paid to Senior Executives as reported in column (d) of the Summary Compensation Table, are based on both objective and subjective performance criteria and typically constitute a substantial portion of an individual's total compensation. Objective criteria include a comparison of actual versus target operating income and performance versus specific financial and strategic objectives for both the Company as a whole and each executive's operating unit, as established in connection with the Company's annual planning process. Subjective criteria encompass evaluation of the executive's initiative, ability, attitude and contribution to overall unit and corporate performance. No formal weighting of the various criteria was employed in setting incentive bonuses. These incentives were paid through the Management Compensation Plan which was approved by stockholders in 1994. For 1995, Messrs. Krongard and Shattuck determined the incentive bonuses of the Company's executive officers, other than the Senior Executives. Mr. Krongard made specific recommendations regarding the incentive bonuses for each of the Senior Executives. The Committee determined Mr. Krongard's incentive bonus and accepted Mr. Krongard's recommendations regarding the incentive bonuses of the other Senior Executives. SPECIAL AWARDS
     In 1995, Messrs. Krongard and Shattuck were awarded special payments of $3.9 million and $2.9 million, respectively, consisting of cash to repay certain loans payable to the Company and associated tax liabilities. These loans had been incurred to purchase the Common Stock (34,000 shares and 25,500 shares, respectively) and debentures which are convertible into the Common Stock (66,000 and 49,500 shares, respectively) after a vesting period. The special awards were designed to increase the stock ownership, net of associated loans, of Messrs. Krongard and Shattuck and thereby further align their interests with those of the Company's stockholders. In connection with the special award, the vesting period for the debenture conversion rights was extended.
                                       12

Originally, the debenture conversion rights vested 50% in August, 1997, 25% in August, 1998 and 25% in August, 1999. As amended, the debentures conversion rights vest 50% in August, 1999, 25% in August, 2000 and 25% in August, 2001. EQUITY COMPENSATION PLAN
     In 1992, the Committee instituted the Company's Equity Compensation Plan whereby 10% of total earned cash compensation above a specified amount is withheld from the compensation of Managing Directors and Principals. Of the withheld amount 50% is paid in the Common Stock (calculated at a 15% discount from market), and the individual is allowed to invest the remaining 50% of the withheld amount either in additional shares of the Common Stock at market or in certain investment vehicles sponsored by the Company. The stock and investments are not available to the individual for three years (five years in the event the individual leaves the Company). In 1995, $11,102,236 of cash compensation was withheld pursuant to the Equity Compensation Plan, including $905,000 for the Senior Executives, and replaced by shares of the Common Stock and investments in Company-sponsored investment vehicles.
     The Committee believes that the increase in stock ownership pursuant to the Equity Compensation Plan is beneficial in aligning management's and stockholders' interests and, over the long-term, increasing stockholder value. EQUITY INCENTIVE PLAN
     The other long-term incentive components of executive officers' 1995 compensation (excluding the special awards received by Messrs. Krongard and Shattuck) arose under the Company's 1991 Equity Incentive Plan. Awards of stock options and rights to purchase securities under the 1991 Equity Incentive Plan are designed to promote the identity of long-term interests between the company's key employees and its stockholders.
     At the end of 1995, 440,900 options were issued at $50 per share, a 25% premium over the stock price at award date. The options have a ten-year term and vest pro-rata over the first six years. In setting the amounts and terms of annual option awards, the Committee considers a number of factors including the amounts and terms of prior awards of option grants. Option share amounts awarded in 1995 and the option terms were approximately the same as in the past several years. Options are generally granted to new Managing Directors, Principals and Vice Presidents of Alex. Brown. Awards other than to newly promoted officers are made on a subjective basis. None of the Senior Executives received options in 1995.
     At the end of 1995, executive officers were awarded the right to buy a total of $7,820,000 of 5.75% Convertible Subordinated Debentures, including $5,198,000 for the Senior Executives. The debentures are convertible into Common Stock at $46.00 per share, a 15% premium over the stock price at award date, after vesting at the end of a three-year period. The purchase of the debentures was financed by loans which the Company granted to the recipients at an annual interest rate of 5.75%. These loans are subject to forgiveness over a six-year period based upon annual or cumulative return on stockholders' equity objectives which are set by the Committee every three years. In determining the amount of debentures to be purchased by executive officers, the Committee reviewed such amount relative to cash compensation for each executive officer although no specific percentage relationships were employed. In general, the Committee's policies call for the amount of convertible debentures sold to the CEO and other executive officers to be significant relative to their total compensation.
     Under the Equity Partnership Plan, certain key employees purchased Common Stock and Convertible Subordinated Debentures at market. The purchases were financed by recourse loans from the Company. Pursuant to the Plan, a portion of the principal amount of such loans may be forgiven provided that the aggregate amount of loan forgiveness does not exceed the difference between the market value and book value at the time of purchase. In 1995, the Company forgave $1,277,223 of the principal amount of such loans, including $63,789 to the Senior Executives. The timing and extent of any future loan forgiveness will be at the discretion of the Committee, based on Company and individual performance.
                                       13

OTHER COMPENSATION PLANS
     At various times in the past, the Company has adopted certain employee benefit plans in which executive officers are permitted to participate on the same terms as other employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans. The Company provides 401(k) matching and profit sharing contributions to a retirement plan in amounts determined annually based upon Company performance. In 1995 these amounts totalled 4.8% of the salaries of the Senior Executives. Managing Directors of Alex. Brown, including the Senior Executives, and Non-Employee Directors of the Company also participate in split dollar life insurance arrangements.
MR. KRONGARD'S 1995 COMPENSATION
     Mr. Krongard's annual and long-term incentive compensation was earned under the same plans available to executive officers and other key employees, with annual bonus and long-term incentive compensation based predominantly on the Company's return on stockholders' equity and other financial ratios, operating results and achievement of specified goals.
     In early 1995, the Board of Directors accepted the Company's three-year plan which set the Company's financial and operating objectives for 1995-1997. In turn, the Committee, in conjunction with the Board's Organization Committee, approved specific standards, goals and objectives for Mr. Krongard.
     In establishing Mr. Krongard's 1995 annual compensation and long-term incentives, the Committee reviewed his performance relative to the standards, goals and objectives established early in the year although no formal or absolute weighting of these factors was utilized. Specifically, in determining Mr. Krongard's compensation for 1995, the factors considered by the Committee included the following:
     (Bullet) 1995 was the best year in the Company's history in terms of both revenues and net income;
     (Bullet) Book value per share increased 21% to $31.50;
     (Bullet) Return on average equity for the year was 22.2% compared to 19.7%
              in the prior year;
     (Bullet) Revenues increased 34% and net income increased 35% over the prior year;
     (Bullet) The Company's performance compared favorably to other companies in its industry;
     (Bullet) Mr. Krongard played a critical role in promoting the long-term strategic growth of the Company.
     In light of the foregoing, the Committee approved aggregate cash compensation for Mr. Krongard that was 31% more than in the prior year, not including the special award described above.
SECTION 162(M) CONSIDERATION
     Effective January 1, 1994, Section 162(m) of the Internal Revenue Code of 1986 (the "Code") generally denies a tax deduction to any publicly-held corporation for compensation that exceeds $1 million paid to any Senior Executive in a taxable year, subject to an exception for "performance-based compensation" as defined in the Code. In 1994, the stockholders approved the Management Compensation Plan which provides for performance-based compensation for executive officers. In determining compensation for the Senior Executives, the primary consideration is achievement of the Company's strategic goals, taking into consideration competitive practices, market conditions and other factors. To the extent that fulfilling these goals is consistent with obtaining tax deductions, the Company is committed to making compensation awards that will qualify for tax deductions.
                    SUBMITTED BY THE COMPENSATION COMMITTEE
                      OF THE COMPANY'S BOARD OF DIRECTORS:
     Lee A. Ault III, Chairman     Steven Muller, Ph.D.     David M. Norman
                                       14

                              CERTAIN TRANSACTIONS
REAL ESTATE LEASES
     The Company leases approximately 15,000 square feet of office space at 135 East Baltimore Street in Baltimore, Maryland, from Brown Realty Limited Partnership, all except one of the owners of which are members of the family of Benjamin H. Griswold IV. The lease, which expires on March 31, 1997, calls for rental payments of $125,750 per year during the lease term. The lease is a net lease, and accordingly, the Company is responsible for all taxes, utilities, insurance and maintenance charges during the lease term. The Company believes that the lease terms are no less favorable than those which could have been obtained in arm's length dealings with an unaffiliated third party.
     The Company also leases approximately 36,000 square feet of office space at 119-131 East Baltimore Street in Baltimore, Maryland from Alex. Brown Partners (the "Partnership"), which was the entity through which the Company's investment banking and securities brokerage business was conducted until 1984. The Partnership is a Maryland limited partnership, the partners of which include certain officers and directors of the Company and other Managing Directors and Principals of Alex. Brown. The maximum Partnership interest of any current director, officer or employee of the Company is less than 3%. The lease, which expires on March 31, 1997, calls for rental payments of $262,500 per year during the lease term. The lease is a net lease, and accordingly, the Company is responsible for all taxes, utilities, insurance and maintenance charges during the lease term. The Company believes that the lease terms are no less favorable than those which could have been obtained in arm's length dealings with an unaffiliated third party.
MARGIN ACCOUNTS
     Certain directors and executive officers maintain margin accounts with the Company. Such extensions of credit have been made in the ordinary course of the Company's business and are on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.
EMPLOYMENT AGREEMENTS
     During 1993, the Company and Mr. Griswold entered into an employment agreement which provides for his employment until December 31, 1996. Under his agreement, Mr. Griswold will be compensated during the employment period at an annual rate which shall be determined by the Board but shall not be less than $500,000. If Mr. Griswold ceases to be employed by the Company during the employment period for any reason other than the termination of his employment for cause and is not in breach of his agreement, the Company has agreed to immediately vest and extend the term of all outstanding stock options or other similar employment related benefits held by Mr. Griswold. The agreement further provides that in connection with the annual meeting of stockholders for 1996, the Board will nominate Mr. Griswold for election as a director of the Company. Additionally, Mr. Griswold may not engage in any activity competitive with the business of the Company during the employment period.
EMPLOYEE PARTICIPATION IN
PRIVATE INVESTMENTS
     In connection with the establishment and management of certain private investments and investment funds, certain key employees, including Senior Executives, receive interests in the appreciation of investment assets, including merchant banking investments. Certain key employees, including Senior Executives, may also receive interests in any gains realized on certain equity instruments received in connection with the Company's investment banking activities. These interests generally have little or no value at the time of grant and, accordingly, do
                                       15
not result in compensation expense to the Company. The ultimate amount, if any, received by such participants will depend on the performance of the particular investments and equity instruments.
                          OTHER PERTINENT INFORMATION
ACCOUNTING MATTERS
     KPMG Peat Marwick LLP ("KPMG") has served as auditor for the Company and its predecessors since 1977 and has been selected by the Board to continue as the Company's auditor for the next fiscal year. The audit services rendered by KPMG for the fiscal year ended December 31, 1995 included: audit of the financial statements of the Company, review of unaudited quarterly financial information, consultation in connection with the preparation of the annual report to stockholders and the filing of the Annual Report on Form 10-K with the Securities and Exchange Commission and consultation with, and assistance to, Company personnel on accounting and related matters.
     Representatives of KPMG will attend the Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by stockholders.
STOCKHOLDER PROPOSALS
     The Company provides all stockholders with the opportunity, under certain circumstances, to participate in the governance of the Company by submitting proposals that they believe merit consideration at the next annual meeting of stockholders, to be held in April 1997. Stockholders may also submit the names of individuals that they wish to be considered by the Organization Committee of the Board as nominees for directors. To enable management to analyze and respond adequately to proposals and to prepare appropriate proposals for presentation in the Company's Proxy Statement for the next annual meeting of stockholders, any such proposal must be received by the Company no later than November 22, 1996, and should be addressed to the attention of its Secretary at its principal place of business in Baltimore, Maryland.
OTHER MATTERS
     Management is not aware of any other matters that may be brought before the meeting. If any matters properly come before the meeting, the persons named in the proxy will vote in accordance with their judgment as to the best interests of the Company with respect to such matters.
                                       16